First Quarter 2017
Conference Call Script
February 3, 2017

Martie Zakas

Good morning everyone. Welcome to Mueller Water Products’ 2017 first quarter conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2016 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the first quarter’s results this morning are Scott Hall, our president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results,

as well as to address forward-looking statements and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

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We sold our Anvil business in January 2017. As a result, Anvil's operating results for all prior periods have been reclassified as discontinued operations. This quarter's earnings release contains reclassified 2016 results for the first quarter. We will make available to you the reclassified results for the remaining quarters of 2016 and the full year by February 15th. During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-888-566-0639. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I am now pleased to introduce you to Scott Hall, our new president and chief executive officer.

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Scott Hall

Thanks Martie.

First off, please allow me a couple of minutes to talk to you all about Mueller Water Products and why I thought it would be a great opportunity to join a great team.

I have watched Mueller Water Products and the water infrastructure space for some time, and I believe that the Company is uniquely positioned with its strong customer presence and distributor relationships to drive impressive long-term growth.

I believe over the last several years, the Mueller Water Products team has strengthened the balance sheet; through a combination of manufacturing excellence and strategic divestitures, it has positioned the Company for a future

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with the financial flexibility and resources to be a force in the water infrastructure market.

In particular, the Anvil sale takes our net debt position to near zero, which gives us tremendous flexibility to pursue acquisitions and invest in organic development opportunities. That flexibility, when combined with the backdrop of an old, leaky infrastructure in municipalities, the realities of water scarcity and the monitoring imperatives from both water security and water quality points of view, makes the water space one of the great market growth opportunities on the investment horizon.

I believe Mueller Water Products’ brands, products, channel presence, relationships and strategy all lend themselves to this Company - at this time - being a great opportunity for me personally and for our shareholders.

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I have been encouraged by what I have found during my first two weeks. There is a solid team in place, and the purpose and mission of the team is customer and product focused, both necessary for future sales success. The Singer acquisition is a clear signal from the Board and the team that they support expanding the product offering through both a robust product development process and through acquisitions.

Finally, let me say I am looking forward to meeting and working with you all. I believe that we have in front of us a great growth opportunity, and I look forward to talking with you and sharing a very compelling growth story.

Now on the quarter, before I hand it off to Evan, we are pleased to report on a good quarter highlighted by solid execution by our manufacturing team delivering year-over-year margin improvement at Mueller Co. and by our sales

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team delivering impressive growth at Mueller Technologies. The end result: we delivered a solid quarter with 3 percent overall top line growth and 25 percent adjusted operating income improvement.

So, for more color and detail on the quarter let me turn it over to Evan.

Evan Hart

Thanks Scott, and good morning everyone. I will first review our first quarter consolidated financial results and then discuss segment performance.

As a reminder, I will only be discussing our results from continuing operations.

Increased shipment volumes at both Mueller Co. and Mueller Technologies delivered net sales for the 2017 first quarter of $167.2 million, an

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increase of $4.1 million, or 2.5 percent, from 2016 first quarter net sales of $163.1 million.

Next, gross profit improved at both Mueller Co. and Mueller Technologies and was $51.7 million for the 2017 first quarter compared with $47.6 million for the 2016 first quarter. Gross margin increased 170 basis points to 30.9 percent in the 2017 first quarter from 29.2 percent in the 2016 first quarter.

Selling, general and administrative expenses were higher year-over-year due primarily to personnel-related expenses. Selling, general and administrative expenses were $36.5 million in the 2017 first quarter, compared with $35.4 million in the 2016 first quarter. SG&A expenses as a percent of net sales were 21.8 percent, essentially flat with 21.7 percent percent of net sales in the prior year.

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Adjusted operating income for the 2017 first quarter increased $3.0 million to $15.2 million compared with $12.2 million for the 2016 first quarter. Mueller Co. improved its operating performance by $2.2 million, or 9.2 percent, and Mueller Technologies improved by $1.1 million, or about 33 percent.

Adjusted EBITDA for the 2017 first quarter increased to $25.5 million compared with $21.8 million for the 2016 first quarter. For the trailing twelve months, adjusted EBITDA was $159.9 million, or 19.9 percent of net sales.

Interest expense, net for the 2017 first quarter increased $0.3 million to $6.4 million compared with $6.1 million for the 2016 first quarter.

Income tax expense for the 2017 first quarter of $2.1 million was 28.0 percent of income before income taxes, which is fairly comparable to 24.5 percent last year.

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Adjusted income from continuing operations per diluted share increased to $0.04 for the 2017 first quarter compared with $0.03 in the 2016 first quarter.

I will now move on to segment performance beginning with Mueller Co.

Net sales for the 2017 first quarter increased 1.1 percent compared with the 2016 first quarter. Domestic sales growth was partially offset by lower sales outside the United States.

We experienced strong improvement in adjusted operating income largely due to higher volume, operating efficiencies and other manufacturing cost savings. Adjusted operating income for the 2017 first quarter increased 9.2 percent to $26.2 million compared with $24.0 million for the 2016 first quarter.

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Adjusted operating margin for the 2017 first quarter improved 130 basis points to 17.9 percent as compared with 16.6 percent for the 2016 first quarter.

Adjusted EBITDA for the 2017 first quarter increased to $35.2 million compared with $32.4 million for the 2016 first quarter, and adjusted EBITDA margin for the quarter increased 170 basis points to 24.1 percent from 22.4 percent last year.

And now Mueller Technologies…

Net sales for the 2017 first quarter increased 13.6 percent to $20.9 million compared with $18.4 million for the 2016 first quarter primarily due to higher AMI shipments.

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Operating performance at Mueller Technologies improved again - this quarter by $1.1 million. Adjusted operating loss for the 2017 first quarter was $2.2 million compared with a loss of $3.3 million for the 2016 first quarter. Adjusted operating performance improved at both Mueller Systems and Echologics, largely due to higher shipment volumes and lower SG&A expenses.

Turning now to a discussion of Mueller Water Products' liquidity...

Free cash flow, which is cash flows from operating activities of continuing operations less capital expenditures, was negative $24.1 million for the 2017 first quarter compared with negative $13.0 million for the 2016 first quarter. Although free cash flow was lower this quarter, largely due to tax payments in the quarter, we expect full-year free cash flow to be higher than adjusted income from continuing operations in 2017.

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At December 31, 2016, total debt was comprised of a $482.3 million senior secured term loan due November 2021 and $1.3 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 325 basis points.

Subsequent to the sale of Anvil, net debt is near zero, and our excess availability under the ABL Agreement was about $91 million.

I’ll now turn the call back to Scott.

Scott Hall

Thanks Evan.

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I'd like to provide a few additional comments on our 2017 first quarter results and end markets, and then discuss our outlook for the second quarter and full year.

First Mueller Co.

As Evan mentioned, we again delivered excellent operating performance at Mueller Co. Operating efficiencies and productivity improvements drove a 130 basis-point improvement in adjusted operating margin in the first quarter. Looking at our latest 12 months, Mueller Co.'s adjusted EBITDA margin was 27.8 percent, or a 130 basis-point improvement from the prior trailing twelve-month period.

Mueller Co.'s first quarter domestic net sales grew a modest 2 percent primarily due to a less favorable mix of products. And we also believe that the

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new Administration’s promise to increase funding for infrastructure has impacted the timing of municipal spending in some parts of the country. As we look at our municipal and residential end markets, all indications to us are that the fundamentals for a healthy demand environment remain very good.

At Mueller Technologies, the first quarter's 14 percent net sales growth was driven by increased AMI shipments at Mueller Systems. AMI shipments now represent about half of Mueller Systems' net sales.

Both Mueller Systems and Echologics continue to win new business. At the end of the first quarter, Mueller Systems’ backlog was up $10.4 million, or about 70 percent, from the prior year due to AMI bookings. As a reminder, larger AMI projects are often deployed over several years. Echologics added $5.1 million of projects under contract, an increase of $1.4 million compared with the first quarter last year.

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Mueller Technologies' adjusted operating loss of $2.2 million for the first quarter was an improvement of $1.1 million from the prior year, due to higher shipment volumes, a more favorable mix and some cost savings.

I will now discuss our outlook for the 2017 second quarter and begin with Mueller Co.

Mueller Co. announced valve and hydrant price increases for both the U.S. and Canadian markets. The 7 percent increase in the U.S. is effective for orders placed after February 17th, and the 10 percent increase in Canada is effective for orders placed after February 1st.

Last year in the U.S., we saw a significant pull forward of orders ahead of the price increase, and we shipped a large number of these orders in the second quarter. This year, we anticipate a similar pull forward of orders and about the same number of shipments. As we explained in last year's second quarter call,

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shipments are restricted by distributor inventory limits, and we expect distribution to carry about the same amount of inventory as last year. With this in mind, we expect Mueller Co.'s percentage sales growth to be in the low single digits.

We also expect Mueller Co.'s adjusted operating income and margin to again improve year-over-year due to higher volumes and cost savings.

At Mueller Technologies, net sales for the second quarter is expected to be up about 15 percent compared with the prior year, primarily from growth in AMI systems and fixed leak detection projects.

We expect Mueller Technologies' second quarter adjusted operating performance to again improve year-over-year. With expected increases in shipments, favorable product mix and ongoing cost savings, we expect that this performance improvement will be comparable to first quarter performance.

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We expect 2017 full year net sales growth at Mueller Co. to be in the mid-single digits, driven primarily by increased domestic shipments of valves, hydrants and brass products. We expect 2017 adjusted operating income and adjusted operating margin to improve commensurate with the organic sales growth.

We expect the net sales growth at Mueller Technologies to be about 15 percent compared with last year. We expect operating results to continue to benefit from both increased sales of higher-margin products and cost savings. We expect adjusted operating performance at Mueller Technologies to improve about $10 million on a year-over-year basis.

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For Mueller Water Products as a whole for the full year, we continue to expect both residential construction and municipal spending to drive higher demand for our products and services. Consequently, we have not changed our full-year outlook for Mueller Water Products. We expect net sales percentage growth in the mid-single digits.

Other full-year key variables include: corporate expenses, which are expected to be $33-36 million, depreciation and amortization, which is expected to be $42-44 million, and interest expense, which is expected to be $24-26 million. We expect our adjusted effective income tax rate to be around 36 percent and capital expenditures to be between $30-34 million for the full year.

Finally, we expect 2017 free cash flow to be driven by improved operating results and an improvement in working capital. Our target is for free cash flow to exceed adjusted income from continuing operations.

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On Monday this week, we announced that we agreed to acquire Singer Valve, a manufacturer of automatic control valves, for approximately $26 million.

Singer Valve offers engineered products for pressure management within water works.  It also manufactures similar valves used in industrial, commercial and fire protection applications. Once the transaction has closed, Singer Valve will become part of Mueller Co.

This acquisition is an example of a small, strategic transaction that allows us to expand our position as a leading water infrastructure company. We think there is great opportunity for growth, especially in the areas of pressure monitoring, pressure management and non-revenue water remediation. The addition of Singer Valve broadens our portfolio of products and enhances the

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value we offer our customers, especially in the areas of managing pressure and extending the life of water assets.

Singer had net sales of approximately $15 million in calendar 2016.  The transaction is expected to close during our second quarter. And it is not expected to be significant to EPS in 2017.

As we noted on our press release on the divestiture of Anvil, we are now a pure-play water infrastructure company that is positioned to take advantage of significant opportunities in the industry.  We intend to deliver superior long-term value to stockholders through investing organically in our business whether in product development or capital equipment, making acquisitions in adjacent areas to our core businesses, which provide either channel, technology or product line expansion and by returning capital directly to stockholders.

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As an example of returning capital directly to stockholders, in conjunction with the sale of Anvil, we increased our quarterly dividend by 33 percent to $0.04 a share.  Additionally, I am pleased to announce today that we have entered into an agreement with a financial institution to repurchase $50 million of our common shares under an accelerated stock buyback program, which we expect to complete by the end of the third quarter.

Focusing on water infrastructure, water security and water asset management provides a myriad of opportunities, and whether it is new customers or new products, the opportunity set is compelling.

To realize our growth opportunities, we will be concentrating on three key initiatives: accelerating product development and innovation, driving manufacturing excellence, and expanding our portfolio in the water industry to address aging water infrastructure and help municipalities operate more efficiently.

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Mueller has a long history of innovation. We are looking to continue that history, not only in Mueller Technologies, as we have been doing, but also in Mueller Co. We are investing in research and development with the expectation that we will increase our pipeline of new products and bring those products to market much faster than we have in the past.

We will also continue to build on our strong LEAN manufacturing culture that has helped drive operating efficiencies and productivity improvements while being focused on the safety of our employees. In particular, each business will be expected to provide margin expansion from manufacturing efficiencies going forward.

We have an established track record for generating meaningful free cash flow, with a target of free cash flow exceeding our adjusted income from continuing operations. With our free cash flow generation capabilities and the

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proceeds from the divestiture of Anvil, we have the opportunity to implement various capital allocation initiatives. And I think that the accelerated share repurchase program, the acquisition of Singer and the increase in our dividend demonstrate our ability to effectively deploy capital.

Going forward, our capital allocation strategy will be focused on strengthening our position as a pure-play water infrastructure company and adding long-term value for our stockholders.

And with that as my summary, I'd like to open it up to questions.

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